Palladium Capital Advisors, LLC
230 Park Avenue, Suite 539
New York, New York 10169
Tel (646) 485-7297     Fax (646) 390-6328

August 12, 2013

Rick Walchuk, CEO
American Graphite Technologies, Inc.
3651 Lindell Road
Suite D#422
Las Vegas, NV 89103

Re:           Placement Agent Agreement

Dear Mr. Jones:

This will confirm the understanding and agreement (the “Agreement”) between PALLADIUM CAPITAL ADVISORS, LLC, a Delaware limited liability company (“Palladium”), and AMERICAN GRAPHITE TECHNOLOGIES, INC., a Nevada corporation (the “Company”), as follows:

1.           The Company hereby engages Palladium on a best efforts basis as its non-exclusive agent in the private placement or similar unregistered transaction of equity or equity-linked securities of the Company (the “Securities”) to a limited number of institutional, accredited individual or strategic investors (each an “Investor”) at a price and upon terms satisfactory to the Company (the “Transaction”). For purposes hereof, the term “Securities” also includes a convertible loan or other type of investment convertible into or exchangeable for or otherwise linked to the equity of the Company.

2.           The appointment and authorization of Palladium under Section 1 of this Agreement shall commence on the date hereof and shall expire 12 months after the date hereof, (the “Term”).

3.           The Company acknowledges and agrees that Palladium will be using, and relying upon, the Company to furnish Palladium with written materials and information, including but not limited to financial statements, to be provided to potential Investors (the “Materials”) describing the Company and the Transaction (or Related Transaction, as defined below) concerning the Company’s business, operations, assets, liabilities and receivables, and Palladium will be using, and relying upon, such Materials supplied by the Company, its officers, agents, and others and any other publicly available information without any independent investigation or verification thereof or independent appraisal by Palladium of the Company or its business or assets. Palladium does not assume responsibility for the accuracy or completeness of the Materials, including but not limited to any disclosure materials related to the Transaction (or Related Transaction), except for such information that is provided in writing by Palladium to the Company that is independently produced by Palladium and not based on Materials provided by the Company or information available from generally recognized public sources. The Company shall provide Palladium with access to the Company’s officers, directors, accountants, counsel and other advisors, and shall keep Palladium fully informed of any events that might have a material effect on the financial condition of the Company. The Company represents and warrants to Palladium that all information concerning the Company, including, without limitation, all information contained in the Materials, will be true, complete and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. If at any time prior to the completion of a Transaction (or Related Transaction) an event occurs which would cause the Materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify Palladium immediately of such event. Notwithstanding any previously executed non-disclosure agreement, Company agrees Palladium is permitted to show Materials to prospective investors in order to induce them to participate in a Transaction as contemplated by this Agreement.

4.           The Company agrees to pay Palladium, upon the closing of each Transaction with Investors (each, a “Closing”), the following compensation: (i) 7% of the aggregate consideration raised in each Closing, payable in cash by wire transfer at the time of the Closing, (ii) 3% of the aggregate consideration raised in each Closing, payable in the Company’s common stock, calculated based upon the price of the common stock as offered in the Transaction, and (iii) warrants to purchase 7% of the number of shares of the common stock of the Company sold to Investors at such Closing, taking into consideration any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased (the “Warrants”). The Warrants will be identical to any warrants issued to Investors.

In the event the Company executes a letter of intent or binding agreement to enter into a merger, spinoff, share exchange, stock swap, business combination or reorganization, acquisition of some or all of the stock or assets of another company, purchase or sale of some or all of the stock or assets of the Company, joint venture, licensing agreement, royalty agreement, distribution agreement or any similar transaction or combination thereof (any such transaction being referred to herein as a “Related Transaction”), at any time during the Term with an entity introduced to the Company by Palladium, then the Company shall pay Palladium a fee of 2% in cash and 2% in Company common stock of the aggregate consideration (per Section 5 below) received by the Company and its security holders in connection with such Related Transaction.

The foregoing fees are payable for any sale of Securities that occurs during the Term or within 24 months thereafter with respect to Investors identified by Palladium.

5. For purposes of this Agreement:

(a)           Aggregate consideration shall mean the total consideration (stock, cash, assets and all other property (real or personal, tangible or intangible) plus debt and liabilities assumed (including, without limitation, loans, indebtedness for borrowed money, pension liabilities and guarantees), funding, advances, license fees, royalty fees, joint venture interests or other property, obligations or services) exchanged or received, or to be exchanged or received, directly or indirectly by the Company or any of its security holders in connection with any Transaction or Related Transaction, including, without limitation, any amounts paid or received, or to be paid or received, pursuant to any employment agreement, consulting agreement, loan agreement, covenant not to compete, option, warrant, escrow payment or any amount payable in the future when such funds are paid to the Company, earn-out or contingent payment right or similar arrangement, agreement or understanding, whether oral or written, associated with such Transaction or Related Transaction.

(b)           In the event consideration is to be paid in whole or in part by installment payments, the portion of Palladium’s fee relating thereto shall be calculated and paid when and as such installment payments are made.

(c)           Consideration received by the Company paid in whole or in part in the form of securities or other noncash consideration will be valued at its fair market value, as reasonably determined by an independent third party to be mutually agreed upon by the Company and Palladium, as of the day prior to the Closing (or later date on which a contingent payment is made), provided, however, that if such consideration consists of securities with an existing trading market, such securities will be valued at the average of the last sales price for such securities on the five trading days prior to the date of the Closing (or later date on which a contingent payment is made).

6.           The Company shall reimburse Palladium periodically for its reasonable and customary out-of-pocket and incidental expenses incurred during the term of its engagement hereunder, including the fees and expenses of its legal counsel and those of any advisor retained by Palladium. Any fees and expenses in excess of $15,000 require prior written authorization from the Company.

7.           The Company agrees to provide indemnification as set forth in Annex A attached hereto and made a part hereof.

8.           Upon a Closing, the Company agrees that Palladium has the right to place notices and/or advertisements in financial and other newspapers and journals (whether in print or on the internet), and to publicize on its own website and/or marketing materials, at its own expense, describing its services to the Company hereunder.

9.           The provisions of Sections 4, 6, and 7 (including, without limitation, the provisions of indemnification referred to in Section 7) shall survive the expiration or termination of this Agreement.

10.           Intentionally left blank.

11.           Nothing contained in this Agreement shall limit or restrict the right of Palladium or of any member, employee, agent or representative of Palladium, to be a shareholder, member, partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Palladium to render services of any kind to any other corporation, company, firm, individual or association.

12.           The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

13.           Any notices hereunder shall be in writing, and shall be sent to the Company and to Palladium at their respective addresses set forth above. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given by giving written notice to the other party of such change of address in the manner herein provided.

14.           This Agreement shall inure to the benefit of and be binding upon the respective, Affiliates, successors and assigns of the parties hereto. The term “Affiliates” shall mean, with respect to any person or entity, any other person or entity who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such person or entity and any spouse, parent or issue of any such person; “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity whether through ownership of voting securities, by contract or otherwise.

15.           Any dispute arising under or relating to this Agreement or the parties' respective rights and duties hereunder shall be resolved by binding arbitration to be held in New York, New York under the Simplified Rules of the Judicial Arbitration and Mediation Service (JAMS). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any party may commence arbitration under this provision by the delivery to the other party of a written dispute notice setting forth a brief description of the matter to be resolved (the “Dispute Notice”).

Subject to the foregoing, this Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law. The parties irrevocably agree that any legal action or proceeding under, arising out of or in any manner relating to this Agreement shall be brought exclusively in any court of competent jurisdiction in the County of New York, State of New York. Each of the parties, by its execution and delivery of this Agreement, expressly and irrevocably assents and submits to the jurisdiction of any of such courts in any such action or proceeding. The parties further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by registered or certified mail in the manner prescribed in Section 13 hereof. The parties further irrevocably consent that any judgment rendered by such court in the State of New York may be entered in other court having competent jurisdiction thereof.

16.           This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

17.           Palladium will not have any rights or obligations in connection with the sale and purchase of the Securities contemplated by this Agreement except as expressly provided in this Agreement. In no event will Palladium be obligated to purchase the Securities for its own account or for the accounts of its customers. Palladium will have the right, but not the obligation, however, to determine the allocation of the Securities among potential purchasers introduced by Palladium, provided that such allocation is reasonably acceptable to the Company.

18.           Palladium is acting as financial advisor and is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory, or tax matters. The Company should consult with its other professional advisors concerning these matters before undertaking any Transaction or Related Transaction. All services, advice and information and reports provided by Palladium to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

Palladium is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,	ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:
PALLADIUM CAPITAL ADVISORS, LLC	AMERICAN GRAPHITE TECHNOLOGIES, INC.
By: /s/Joel Padowitz	By: /s/Rick Walchuk
Name: Joel Padowitz	Name: Rick Walchuk
Title: Chief Executive Officer	Title: Chief Executive Officer

[Annex A follows]

Annex A

Indemnification Provisions

In connection with the engagement of Palladium by the Company pursuant to the Agreement, the Company hereby agrees as follows:

1.
In connection with or arising out of or relating to the engagement of Palladium under the Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Agreement, the Company agrees to reimburse Palladium, its affiliates and their respective members, officers, employees, agents and controlling persons (each an “Indemnified Party”) promptly upon demand for actual, out-of-pocket expenses (including reasonable fees and expenses for legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect thereof (collectively, a “Claim”). The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all out-of-pocket losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened) to which the Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this paragraph in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability was incurred solely as a direct result of the willful misconduct or gross negligence of such Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its partners, security holders or creditors related to or arising out of the engagement of Palladium pursuant to, or the performance by Palladium of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is determined in a final judgment (not subject to further appeal) by a court to have resulted solely from willful misconduct or gross negligence of Palladium.

2.
An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any Claim. The Company shall pay the reasonable fees and expenses of such legal counsel, and such counsel shall to the fullest extent, consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company.

3.
The Company will not, without the prior written consent of each Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such Claim may be brought hereunder from any and all liability arising out of such Claim.

4.
In the event the indemnity provided for in paragraphs 1 and 2 of this Annex A is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party’s losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 of this Annex A is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Palladium’s share of the liability hereunder shall not be in excess of the amount of fees actually received by Palladium under the Agreement (excluding any amounts received as reimbursement of expenses by Palladium).

5.
In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against the Company or any affiliate or any participant in a Transaction (or Related Transaction) covered hereby in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Palladium and such Indemnified Party for all reasonable disbursements incurred by them in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of their legal counsel, and to compensate Palladium and such Indemnified Party in an amount to be mutually agreed upon.

6.
All amounts due under the Indemnification Provisions of this Annex A shall be payable within ten (10) days after written notice of such event giving rise to the indemnification obligations, and if not paid within such 10-day period, such amounts shall bear interest at a rate of 1.5% per month or at the highest rate permitted under the laws of the State of New York, whichever rate is lower.

7.
These Indemnification Provisions shall remain in full force and effect in connection with the transactions contemplated by the Agreement whether or not consummated, and shall survive the expiration or termination of the Agreement, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Agreement or otherwise.

8.	Each party hereto consents to personal jurisdiction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by any Indemnified Person.
Very truly yours,
PALLADIUM CAPITAL ADVISORS, LLC	AMERICAN GRAPHITE TECHNOLOGIES, INC.
By: /s/Joel Padowitz	By: /s/Rick Walchuk
Name: Joel Padowitz	Name: Rick Walchuk
Title: Chief Executive Officer	Title: Chief Executive Officer